Exhibit 99.1

                                           Contact:
                                           Ed Dickinson
                                           Chief Financial Officer, 636/916-2150


FOR IMMEDIATE RELEASE


                      LMI AEROSPACE ANNOUNCES POSSIBLE MOVE
                         TO THE NASDAQ SMALL CAP MARKET

          ST. LOUIS - June 29, 2004 - LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced today that it received a letter dated June 24, 2004, from the Nasdaq Listing Qualifications Staff informing the company that it faces potential delisting from Nasdaq National Market because it is not compliant with the minimum market value of publicly held shares. Among the requirements for continued inclusion on the Nasdaq National Market is a market value of the company's common shares, excluding those held by its officers, directors and 10 percent shareholders, of least $5 million.

         The staff's letter advises that LMI will have until September 22, 2004, to regain compliance. If at any time before September 22, 2004, the minimum value of the company's publicly held shares is $5 million or greater for at least ten consecutive trading days, Nasdaq could then determine that the company is in compliance with this requirement. If such compliance is not met by September 22, 2004, the staff would provide written notification of its intent to delist the company's common stock from the Nasdaq National Market. LMI would then have the opportunity to appeal this decision by the staff to the Nasdaq Listing Qualification Panel.

          Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace, said, "The significant ownership of LMI's common shares by its officers and directors, and the decline in the company's share price have resulted in the minimum combined value of our publicly held shares falling below the required level. Based upon our review, LMI is currently compliant with the requirements for transfer to the Nasdaq Small Cap Market if it is unable to meet this minimum share value requirement by the September 22 deadline. The transfer of the company's common shares to the Nasdaq Small Cap Market would not require changes to the trading methods for our stock. Our ticker symbol would remain the same, and we would continue to be quoted as any other Nasdaq security."

         LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The company operates twelve manufacturing facilities that fabricate, machine, finish and integrate formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

         This press release includes forward-looking statements related to LMI Aerospace's outlook for 2004, which are based on current management expectation. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace's filing with the Securities and Exchange Commission, including those factors contained in the company's Annual Report on Form 10-K/A for the year ended December 31, 2003.